Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES PASSING OF AL MILLAR, FOUNDER, PRESIDENT AND CHAIRMAN

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Nogales, Arizona – December 18, 2017 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today reported with deep sorrow that Alexander W. Millar, one of the company’s founders, and its current President and Chairman, passed away peacefully on December 16, 2017 following a brief battle with cancer.

"Our Board of Directors, executive management and entire team at Alpha Pro Tech are deeply saddened by the news of Al’s passing and wish to express our deepest condolences to his family for their loss," commented Lloyd Hoffman, Chief Executive Officer of Alpha Pro Tech. “Al was instrumental in the company’s success and a guiding force in building our business into what it is today. He was the public company face of Alpha Pro Tech, a man with so much heart for our business. Our heartfelt condolences go out to his wife, Donna, his daughters, Lisa and Kim and their families. We wish them much strength and support during this most difficult time.”

A successor to Mr. Millar has not been named at this time. The company does not anticipate any changes in day-to-day operations as a result of Mr. Millar’s passing.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited use protective apparel products for the industrial, room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

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